Exhibit 99.1
FOR IMMEDIATE RELEASE

July 29, 2015

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Second Quarter Operating Results

DALLAS, TEXAS, July 29, 2015 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $23.9 million for the quarter ended June 30, 2015. In comparison, for the quarter ended March 31, 2015, the Bank reported net income of $23.1 million. For the six months ended June 30, 2015, the Bank reported net income of $47.0 million.

The increase in net income from the first quarter to the second quarter of 2015 was largely attributable to increases in the Bank's net interest income ($2.3 million) and gains on derivatives and hedging activities ($4.2 million), offset by a decline in gains associated with sales of long-term investment securities ($4.7 million) and an increase in the Bank's operating expenses ($0.6 million).

Total assets at June 30, 2015 were $42.6 billion, compared with $36.9 billion at March 31, 2015 and $38.0 billion at December 31, 2014. The $5.7 billion increase in total assets for the second quarter was attributable primarily to increases in the Bank's advances ($4.4 billion) and short-term liquidity portfolio ($1.2 billion). Similarly, for the six-month period ended June 30, 2015, the $4.6 billion increase in total assets was attributable primarily to increases in the Bank's advances ($2.7 billion) and its short-term liquidity portfolio ($2.1 billion).

Advances totaled $21.6 billion at June 30, 2015, compared with $17.2 billion at March 31, 2015 and $18.9 billion at December 31, 2014. During the second quarter, the Bank's lending activities expanded due to increased demand from some of its larger borrowers, which the Bank attributes to increased loan demand and a decrease in liquidity levels at those institutions.

The Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled $3.7 billion at June 30, 2015 as compared to $4.1 billion at March 31, 2015 and $4.7 billion at December 31, 2014. The Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency and other highly rated debentures and U.S. agency commercial MBS, totaled $7.0 billion at June 30, 2015 as compared to $6.5 billion at March 31, 2015 and $6.4 billion at December 31, 2014. The Bank's short-term liquidity portfolio (comprised of non-interest bearing excess cash balances, overnight federal funds sold, reverse repurchase agreements, discount notes issued by government-sponsored enterprises and U.S. Treasury Bills) increased from $7.8 billion at December 31, 2014 to $8.7 billion at March 31, 2015 and $9.9 billion at June 30, 2015.

During the quarter ended June 30, 2015, the Bank sold approximately $247 million (par value) of U.S. agency residential MBS classified as held-to-maturity (for which a substantial portion of the principal had previously been collected). The aggregate gains recognized on the sales of these securities totaled $3.9 million. For the six months ended June 30, 2015, the Bank recognized gains on the sales of long-term investment securities totaling $12.5 million.

The Bank's retained earnings increased to $744.5 million at June 30, 2015, from $721.8 million at March 31, 2015 and $699.8 million at December 31, 2014. On June 30, 2015, a dividend of $1.1 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter and six months ended June 30, 2015 (and, for comparative purposes, as of March 31, 2015 and December 31, 2014 and for the quarter ended March 31, 2015) is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-Q for the quarter ended June 30, 2015 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 845 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter and Six Months Ended June 30, 2015
(Unaudited, in thousands)

	June 30, 2015	March 31, 2015	December 31, 2014
Selected Statement of Condition Data:

Assets
Investments (1)	$20,339,701	$19,407,543	$17,422,344
Advances	21,647,725	17,215,265	18,942,400
Mortgage loans held for portfolio, net	63,095	67,350	71,411
Cash and other assets	501,264	226,400	1,609,713
Total assets	$42,551,785	$36,916,558	$38,045,868

Liabilities
Consolidated obligations
Discount notes	$18,633,731	$13,275,909	$19,131,832
Bonds	20,618,393	20,195,376	16,078,700
Total consolidated obligations	39,252,124	33,471,285	35,210,532
Mandatorily redeemable capital stock	4,415	4,563	5,059
Other liabilities	1,146,166	1,477,011	911,364
Total liabilities	40,402,705	34,952,859	36,126,955
Capital
Capital stock — putable	1,402,286	1,244,254	1,222,738
Retained earnings	744,515	721,764	699,776
Total accumulated other comprehensive income (loss)	2,279	(2,319)	(3,601)
Total capital	2,149,080	1,963,699	1,918,913
Total liabilities and capital	$42,551,785	$36,916,558	$38,045,868

Total regulatory capital (2)	$2,151,216	$1,970,581	$1,927,573

	For the Quarter Ended	For the Quarter Ended	For the Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2015

Selected Statement of Income Data:

Net interest income	$31,397	$29,084	$60,481
Other income	13,973	14,700	28,673
Other expense	18,843	18,130	36,973
AHP assessment	2,653	2,566	5,219
Net income	$23,874	$23,088	$46,962

(1)
Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.

(2)	As of June 30, 2015, March 31, 2015 and December 31, 2014 total regulatory capital represented 5.06 percent, 5.34 percent and 5.07 percent, respectively, of total assets as of those dates.
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